EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Karen Hildebrant
Spartan Chassis, Inc.
(517) 543-6400 ext. 3111

Ryan McGrath, Jeff Lambert
Lambert, Edwards & Associates, Inc.
(616) 233-0500

Spartan Chassis to Supply Key Components for Cougar Armored Vehicles
Recent Contract Second Largest Military Chassis Order in Company History

CHARLOTTE, Michigan, January 23, 2007 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has received a subcontract order from Force Protection, Inc. to supply and integrate key chassis components and assist in the manufacturing of 155 Cougars for use by the U.S. military.

The order placed with Spartan Chassis by Force Protection, a Charleston, S.C.-based manufacturer of ballistic and mine-protected military vehicles, is worth $23.7 million. The contract is the second largest military chassis order for Spartan since it began supporting military defense efforts in 2005.

"Spartan Chassis is once again honored to be able to provide our specialty vehicle expertise to Force Protection," said Richard Schalter, president of Spartan Chassis. "This continued partnership significantly contributes to the compelling need of protecting the lives of those U.S. men and women that will utilize these vehicles, which are known for the unmatched level of troop safety they provide."

The Cougar is a medium-sized, blast-protected vehicle produced in both four- and six-wheel configurations. The vehicle's V-shaped hull is designed to deflect the force of explosions away from passengers inside the armored hull. It can be customized for multiple tasks including urban patrol, route clearance support, troop transport, mine and explosive ordnance disposal, command and control, reconnaissance and as a lead convoy vehicle.

Force Protection's Buffalo and Cougar mine-protected vehicles have been deployed with U.S. and Allied forces since 2003 and have logged more than 1.6 million hours of combat operations in Iraq and Afghanistan.

About Spartan Chassis, Inc.:
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $343.0 million in 2005 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

About Force Protection, Inc.:
Force Protection, Inc. (Nasdaq: FRPT) manufactures ballistic- and mine-protected vehicles through its wholly owned subsidiary. These specialty vehicles are protected against landmines, hostile fire, and Improvised Explosive Devices (IEDs, commonly referred to as roadside bombs). Force Protection's mine and ballistic protection technologies are among the most advanced in the world. The vehicles are manufactured outside Charleston, S.C.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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